Shiloh Industries Reports First Quarter EPS of $0.10

VALLEY CITY, OH -- 02/22/2008 -- Shiloh Industries, Inc. (NASDAQ: SHLO) reported increased net earnings for the first quarter ended January 31, 2008 of $1.6 million, or $0.10 per share (basic and diluted) as compared to the first quarter of 2007 net earnings of $1.5 million, or $0.09 per share (basic and diluted).

First Quarter 2008 Highlights

Sales for the first quarter ended January 31, 2008 were $134.9 million, which decreased 8.6% from $147.6 million in the first quarter of fiscal 2007. Sales in the quarter are consistent with the reduction in production volumes of our largest automotive customers' production volumes and an approximate 50% decrease in production in the heavy-duty truck industry.

For the first quarter of fiscal 2008, the Company reported operating income of $3.8 million or 2.8% of sales, compared to $4.0 million or 2.7% of sales in the first quarter of fiscal 2007. The decrease in the operating income dollars with an increase in the operating income percentage is a reflection of the lower sales volumes offset by improvements in productivity and structural cost reductions related to reduced production volumes and the closure of the Cleveland Stamping facility.

Interest expense decreased by over $400,000 from the prior year due to lower debt levels and lower average borrowing rates as compared to the prior year.

In commenting on the results of the first quarter of fiscal 2008, Theodore K. Zampetis, President and CEO, said, "As expected, our first quarter of fiscal year 2008 has been challenging with automotive industry related decreases in production in response to general uneasiness of consumer spending patterns. The implementation of our capacity rationalization program along with our alignment of costs to anticipated customer requirements has helped us to offset the effect of reduced production volumes and improve profitability during the first quarter.

"We continue to evaluate our capacity rationalization program to improve our capital and operational efficiencies. Combined with our continuous analysis of the markets we serve and seek to expand, we continue to pursue new business development opportunities."

"During the quarter," Mr. Zampetis continued, "Shiloh reinvested approximately $1.7 million in capital assets to support existing and new customer programs and improve operational efficiency. At the same time, we were able to further reduce total debt by $6.1 million during the quarter, giving us an ending debt balance of $70 million.

"Our focus into 2008 remains on product quality, cost and delivery. We are continuing to monitor our customers' production schedules closely so that we can respond accordingly. We are also maintaining our focus on working capital management in order to generate positive cash flow for future investments, continued debt reduction, and value creation for our shareholders."

Headquartered in Valley City, Ohio, Shiloh Industries is a leading manufacturer of first operation blanks, engineered welded blanks, complex stampings and modular assemblies for the automotive and heavy truck industries. The Company has 15 wholly owned subsidiaries at locations in Ohio, Georgia, Michigan, Tennessee and Mexico, and employs approximately 1,724.

A conference call to discuss first quarter 2008 results will be held on February 25, 2008, at 11:00 a.m. (ET). To listen to the conference call, dial (800) 952-4972 approximately five minutes prior to the start time and request the Shiloh Industries first quarter 2008 conference call.

Certain statements made by Shiloh Industries, Inc. in this release and other periodic oral and written statements, including filings with the Securities and Exchange Commission, regarding the Company's operating performance, events or developments that the Company believes or expects to occur in the future, including those that discuss strategies, goals, outlook or other non-historical matters, or which relate to future sales, earnings expectations, cost savings, awarded sales, volume growth, earnings or general belief in the Company's expectations of future operating results are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are made on the basis of management's assumptions and expectations. As a result, there can be no guarantee or assurance that these assumptions and expectations will in fact occur. The forward-looking statements are subject to risks and uncertainties that may cause actual results to materially differ from those contained in the statements. Some, but not all of the risks, include the ability of the Company to accomplish its strategic objectives with respect to implementing its sustainable business model; the ability to obtain future sales; changes in worldwide economic and political conditions, including adverse effects from terrorism or related hostilities; costs related to legal and administrative matters; the Company's ability to realize cost savings expected to offset price concessions; inefficiencies related to production and product launches that are greater than anticipated; changes in technology and technological risks; increased fuel costs; work stoppages and strikes at the Company's facilities and that of the Company's customers; the Company's dependence on the automotive and heavy truck industries, which are highly cyclical; the dependence of the automotive industry on consumer spending, which is subject to the impact of domestic and international economic conditions and regulations and policies regarding international trade; financial and business downturns of the Company's customers or vendors, including any bankruptcies; increases in the price of, or limitations on the availability of, steel, the Company's primary raw material, or decreases in the price of scrap steel; the successful launch and customer acceptance of new vehicles for which the Company supplies parts; the occurrence of any event or condition that may be deemed a material adverse effect under the Company's credit agreement; pension plan funding requirements; and other factors, uncertainties, challenges, and risks detailed in the Company's public filings with the Securities and Exchange Commission. The Company does not intend or undertake any obligation to update any forward-looking statements, except as required by law.

                          SHILOH INDUSTRIES, INC.
              CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
              (Amounts in thousands, except per share data)

                                                           (Unaudited)
                                                              Three
                                                           months ended
                                                            January 31,
                                                          2008      2007
                                                        --------- ---------
Revenues                                                $ 134,894 $ 147,625
Cost of sales                                             124,139   136,037
                                                        --------- ---------
   Gross profit                                            10,755    11,588
Selling, general and administrative expenses                6,921     7,615
                                                        --------- ---------
   Operating income                                         3,834     3,973
Interest expense                                            1,294     1,706
Interest income                                                 9        13
Other income (expense), net                                    16       275
                                                        --------- ---------
   Income before income taxes                               2,565     2,555
Provision for income taxes                                    982     1,073
                                                        --------- ---------
Net income                                              $   1,583 $   1,482
                                                        ========= =========

Income per share:
   Basic income per share                               $    0.10 $    0.09
                                                        ========= =========
   Diluted income per share                             $    0.10 $    0.09
                                                        ========= =========

Weighted average number of common shares:
   Basic                                                   16,355    16,331
                                                        ========= =========
   Diluted                                                 16,477    16,484
                                                        ========= =========

CONTACT:
Stephen E. Graham
Chief Financial Officer
Shiloh Industries, Inc.
(330) 558-2642